Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES

NEW CHIEF EXECUTIVE OFFICER AND DIRECTOR

TAMPA, FL— Friday, January 4, 2008 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, announces the appointment of Gerald Woodard as its Chief Executive Officer. Mr. Woodard starts with SRI as its CEO on January 31, 2008. He will also serve as a member of SRI’s Board of Directors.

Mr. Woodard has served in executive and management positions with healthcare companies since 1986. He joins SRI from the Linvatec subsidiary of ConMed Corporation, where he served as President since 2000. ConMed Linvatec is a supplier of orthopedic and sports medicine products, endoscopic imaging systems, and various operating room and critical care products. From 1998 to 2000, Mr. Woodard was President of the Elekta Holdings subsidiary of Elekta, AB, a manufacturer of stereotactic radiosurgery systems and radiation therapy systems. From 1994 to 1998, Mr. Woodard worked with Marquette Medical Systems, Inc., where he was most recently President of its Monitoring and Information Systems Division. Mr. Woodard said: “I am very excited to join SRI at this time. The opportunities for growth at SRI are substantial and I look forward to working with the SRI team to move the company to greater levels of performance.”

Charlie Federico, Chairman of SRI’s Board of Directors, commented: “We are excited that Gerald Woodard is joining us. With his tremendous industry experience and successful track record, Gerald is well-suited for the challenges facing SRI, and we very much look forward to working with him.” SRI’s Nominating and Governance Committee consisting of outside directors oversaw the CEO search process.

In addition to salary and bonus opportunities further described in his employment agreement, Mr. Woodard will receive grants of options to purchase 150,000 shares of SRI’s stock and 25,000 restricted shares, all of which are subject to vesting requirements.

About SRI/Surgical Express

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. Because it relies primarily on reusable products, SRI’s reprocessing cycle substantially reduces bio-hazardous waste and its impact on the environment. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Wallace Ruiz, CFO
SRI/Surgical Express, Inc.
(813) 891-9550